Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 23, 2019, with respect to the consolidated financial statements of LD Topco, Inc. and Subsidiaries included in the Proxy Statement of Pivotal Acquisition Corp. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-23228) and Prospectus of Pivotal Acquisition Corp. for the registration of 37,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

July 23, 2019